Exhibit 5.1

Barnett, Bolt, Kirkwood, Long & McBride

Attorneys At Law

SUITE 700

601 BAYSHORE BOULEVARD

TAMPA, FLORIDA 33606-2763

LESLIE J. BARNETT

CRAIG E. BEHRENFELD

ROBERT S. BOLT

HUNTER J. BROWNLEE

CHARLES A. CARLSON

CHRISTOPHER R. DINGMAN

MICAH G. FOGATY

MICHAEL V. HARGETT

DAVID M. HEMEYER

LESLIE WAGER HUDOCK

PETER T. KIRKWOOD

DAVID L. KOCHE

TELEPHONE: (813) 253-2020 TELECOPIER: (813) 251-6711 September 18, 2014	VALERIE STOKER LITSCHGI THOMAS G. LONG RACHEL ALBRITTON LUNSFORD MICHAEL D. MILLER JENNIFER E. MURPHY RICHARD W. RADKE KYLE J. ROMIG SCOTT O. STIGALL AMY E. STOLL BILL McBRIDE (1945-2012)

SinoCoking Coal and Coke Chemical Industries, Inc.

c/o Kaufman & Canoles, P.C.

Two James Center, 14th Floor

1021 E. Cary St.

Richmond, VA 23219

Re:	SinoCoking Coal and Coke Chemical Industries, Inc.

Dear Sir/Madam:

We have acted as special Florida counsel to SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation (the “Corporation”), in connection with the registration and offering of certain Common Shares and Warrants of the Corporation described in a Securities Purchase Agreement dated as of September 18, 2014, by and among the Corporation and the several purchasers named in the Schedule of Buyers thereto (the “Purchase Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement), as well as a Registration Statement on Form S-3 (file number 333-178325) (the “Registration Statement”) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on May 10, 2012, the statutory prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated September 18, 2014 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering our opinion, we have examined originals or copies, satisfactory to us, of:

1.	the Articles of Incorporation of the Corporation, as amended and in effect on the date hereof;

2.	the Bylaws of the Corporation;

3.	a copy of the written resolutions of the Board of Directors of the Corporation dated September 18, 2014;

4.	the Registration Statement, including the Base Prospectus and other exhibits filed therewith;

5.	the Prospectus Supplement applicable to the offering as provided and to be filed with the Commission on or about the date of this opinion;

Barnett, Bolt, Kirkwood, Long & McBride

SinoCoking Coal and Coke Chemical Industries, Inc.

September 18, 2014

6.	the Purchase Agreement;

7.	that certain Placement Agent Agreement dated September 9, 2014, by and between FT Global Capital, Inc. and the Corporation (the “Placement Agent Agreement”); and

8.	a copy of a certificate signed by the Chief Executive Officer of the Corporation addressed to us and dated of even date herewith containing certain factual and other representations on which we relied to render the opinions hereinafter expressed (the “Officer’s Certificate”).

We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

The Registration Statement (including the exhibits thereto), the Prospectus Supplement, and the Purchase Agreement are collectively referred to below as the “Documents.”

The following opinion is given only as to matters of Florida law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than Florida. We have assumed that there is nothing under any law (other than the laws of Florida) that would affect or vary the following opinion. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of Florida, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)                the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity to their originals of all copies of documents or the forms of documents provided to us, or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)               that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Officer’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

Barnett, Bolt, Kirkwood, Long & McBride

SinoCoking Coal and Coke Chemical Industries, Inc.

September 18, 2014

(c)                that the minute book, registers, resolutions, certificates and records of the Corporation are true, complete, accurate and up to date;

(d)               the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

(e)                that there is no contractual or other prohibition (other than as may arise by virtue of the laws of Florida) binding on the Corporation or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)                 The Corporation has taken all necessary action to authorize the execution, delivery and performance of the Documents in accordance with their terms.

(ii)               The common shares as described in the Registration Statement and Prospectus Supplement (including any common shares issued upon the exercise of any duly issued warrants exercisable for common shares), will, upon receipt of full payment, issuance and delivery in accordance with the terms of the offering described therein, be validly issued, fully paid and non-assessable.

(iii)             The Buyers Warrants have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Corporation pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Buyers Warrants will be validly issued, fully paid and nonassessable.

(iv)             The Placement Agent’s Warrants (as defined in the Placement Agent Agreement) have been duly authorized for issuance pursuant to the Placement Agent Agreement and, when issued and delivered by the Corporation pursuant to the Placement Agent Agreement against receipt of the consideration set forth therein, the Placement Agent’s Warrants will be validly issued, fully paid and nonassessable.

(v)               The common shares underlying the Warrants have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following reservations and qualifications:

1.                  Our opinions above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

Barnett, Bolt, Kirkwood, Long & McBride

SinoCoking Coal and Coke Chemical Industries, Inc.

September 18, 2014

2.                  We neither express nor imply any opinion as to any representation or warranty given by the Corporation in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

3.                  We have acted as the Corporation’s special Florida counsel solely in connection with rendering the foregoing opinions and have not acted as securities counsel for the Corporation in connection with any of the foregoing matters.

4.                  Our opinions are limited to the status of the securities described in the Registration Statement under the Florida Business Corporation Act. We express no opinion as to any Florida securities laws, tax laws, usury laws, or bank regulatory laws, or as to any matter of law or fact not expressly opined upon herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement or Prospectus Supplement and to the use of our name under the caption “Legal Matters” therein constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion is addressed to the parties above in connection with the Documents and may not, without our prior written consent, be disclosed to and relied upon by any other person (and any person who participates in the Documents pursuant to a valid and legally binding assignment), except for disclosure to persons who in the ordinary course of your business have access to your records on the basis that they will make no further disclosure, or filed with any person or quoted or referred to in a public document.

Sincerely,

/s/ BARNETT, BOLT, KIRKWOOD, LONG & MCBRIDE, P.A.

BARNETT, BOLT, KIRKWOOD, LONG & MCBRIDE, P.A.

JEM